Exhibit 10.1

CONSULTING AGREEMENT
(Incoming Services)

This Consulting Agreement (“Agreement”) is made and entered into this _3rd__ day of __February_______ (“Effective Date”), by and between Fiberstars, Inc., a _California __ corporation having a place of business at 32000 Aurora Rd., Solon, OH 44139 (“Company”), and David N. Ruckert, having a place of business at 11 Sixpence Way, Coronado, CA 92118 ("Consultant"). The parties hereby agree as follows:

1.	Term of Agreement. This Agreement will become effective on January 1, 2006 and will continue in effect for 15 (fifteen) months or until terminated as provided in Section 13.

2.
Services To Be Performed by Consultant. Consultant agrees to perform the services as set forth in the Statement of Work (“SOW”), which is attached to this Agreement (the "Project"). Consultant and Company agree that additional services may be performed under this Agreement and that any such additional services will be set forth on additional SOWs and attached as Exhibit A-1, Exhibit A-2, etc. to this Agreement as mutually agreed upon by the parties. Consultant shall perform all services in a professional and timely manner.

3.
Fees; Expenses. Company will compensate Consultant according to the fee schedule set forth the applicable SOW, attached hereto in accordance with Section 2 above, for services satisfactorily performed by Consultant under this Agreement. Consultant will be solely responsible for any expenses it incurs in connection with the Project including without limitation travel and telephone charges. Unless otherwise agreed in writing, Company will not reimburse Consultant for any expenses. The fee(s) payable under this Agreement shall not be construed to include local, state or federal sales, use, excise, personal property or other similar taxes or duties, and any such taxes shall be assumed and paid for by Consultant.

4.
Consultant's Tax Obligations. To the extent required by law, Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as the Consultant's estimated state and federal income taxes, and Consultant hereby agrees to indemnify Company against any claims, liabilities or expenses Company incurs as a result of Consultant's breach of its obligations under this Section 4.

5.
Independent Consultant Relationship. Consultant and Company agree that no employment relationship is created by this Agreement. Company is interested only in the results to be achieved. Consultant is an independent contractor and no employee of Consultant will be considered an agent or common law employee of Company for any purpose.

6.
Consultant’s Insurance Obligations. Consultant is solely responsible for securing and maintaining workers’ compensation insurance, if legally required, for Consultant and Consultant’s employees. Upon Company’s request, Consultant will provide Company with proof of Consultant’s workers’ compensation coverage. During the term of this Agreement, Consultant will maintain comprehensive general liability, automotive liability and property damage insurance coverage and other appropriate coverage, insuring against all liability of Consultant and Consultant’s employees, agents or subcontractors arising out of, or in connection with, Consultant’s performance of services under this Agreement. Consultant hereby agrees to indemnify Company against any claims, liabilities or expenses Company incurs as a result of Consultant’s breach of its obligations under this Section 6.

7.	Confidentiality of Proprietary Information.

(a)  “Proprietary Information" shall mean (i) technical information relating to Company's existing and future products, including, where appropriate and without limitation, proprietary technology, techniques and procedures, algorithms, trade secrets, discoveries, ideas, inventions (whether patentable or not), concepts, know-how, techniques, designs, schematics, specifications, drawings, diagrams, data, computer programs, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specifications, product development plans, structures, models, reports, studies, statistics, demonstrations and processes relating to the same disclosed by Company to Consultant or obtained or created by Consultant through observation or examination of information or developments in connection with this Agreement; (ii) confidential marketing information (including without limitation marketing strategies, customer lists and requirements and product prices); (iii) confidential future product plans; (iv) confidential financial information provided to Consultant by Company; (v) personnel information (including without limitation Consultant or employee compensation); and (vi) other confidential business information. Confidential Information shall also include descriptions of the existence or progress of the above-described information.

(b)  At all times during this Agreement and at all times after termination of this Agreement, Consultant will keep in strict confidence and trust all Proprietary Information, and Consultant will not use or disclose any Proprietary Information or anything relating to it without the written consent of Company, except as may be necessary in the ordinary course of performing Consultant's duties under this Agreement.

(c)  All Company property, including, but not limited to, Proprietary Information, reports, documents, data, records, equipment and other physical property, whether or not pertaining to Proprietary Information, provided to Consultant by Company or produced by Consultant or others in connection with Consultant providing services under this Agreement shall be and remain the sole property of Company and shall be returned promptly to Company as and when requested by Company. Should Company not so request, Consultant shall return and deliver all such property upon termination of this Agreement, and Consultant will not take any such property or any reproduction of such property upon such termination.

(d)  Consultant recognizes that Company has received and in the future will receive information from third parties which is the third party's private or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that during the term of this Agreement and thereafter Consultant owes Company and such third parties a duty to hold all such private or proprietary information received from such third parties in the strictest confidence and not to disclose it, except as necessary in carrying out Consultant's work for Company consistent with Company's agreement with such third party and not to use it for the benefit of anyone other than for Company or such third party consistent with Company's agreement with such third party.

(e)  The obligations of Consultant shall continue until such time as the Proprietary Information is publicly known, without fault on the part of Consultant.

8.	Developed Information.

(a) Consultant agrees to promptly disclose to Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, discoveries, developments, improvements, trade secrets, know-how and data, whether or not patentable, and all designs, trademarks and copyrightable works that Consultant may solely or jointly make or conceive or reduce to practice or learn during the period of this Agreement which are within the scope of the services to be provided by Consultant under this Agreement, as set forth in the SOWs attached hereto in accordance with Section 2 of this Agreement, or result from tasks assigned Consultant by Company (hereinafter "Developed Information"). Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be Developed Information if made, conceived, reduced to practice or learned during the term thereof.

(b) Consultant agrees that all Developed Information shall be the sole property of Company and its assigns, and Company and its assigns shall be the sole owner of all patents, trademarks and copyrights in connection therewith. Consultant hereby assigns to Company any rights Consultant may have or acquire in all Developed Information. Consultant further agrees as to all Developed Information to assist Company in every proper way (but at Company's expense) to obtain and from time to time enforce patents, trademarks and copyrights on the Developed Information in any and all countries, and to that end Consultant will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as Company may desire, together with any assignments thereof to Company or persons designated by it. Consultant's obligation to assist Company in obtaining and enforcing patents and copyrights for the Developed Information in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Consultant at Company's request on such assistance. In the event that Company is unable for any reason whatsoever to secure Consultant's signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Developed Information (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Consultant's agents and attorneys-in-fact to act for and in Consultant's behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by Consultant.

9.
Property of Others. Consultant warrants and represents that it has all necessary rights in and to the deliverables, work product or any other information or data provided to Company under this Agreement and that such deliverables, work product or other information or data do not and will not infringe the rights of any third party. Consultant warrants and represents that Consultant's performance under this Agreement does not and will not breach any agreement to keep in confidence confidential information or trade secret, if any, acquired by Consultant in confidence or in trust prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by Consultant under this Agreement to anyone other than Company. Consultant has not entered into, and Consultant agrees Consultant will not enter into, any agreement either written or oral in conflict herewith. Consultant understands, as part of the consideration for entering into this Agreement, Consultant has not brought and will not bring to Company or use in the performance of Consultant's responsibilities at Company any equipment, supplies, facility or proprietary or trade secret information of any third party, including without limitation, current or former clients to which Consultant provided services which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use. Consultant hereby agrees to indemnify Company against any claims, liabilities or expenses Company incurs arising out of or related to Consultant’s breach of its obligations under this Section 9.

10.	Representations and Warranties. Consultant hereby further warrants, represents, covenants and agrees as follows:

(a) Consultant has and will continue to have the full right, power and authority to enter into this agreement, to perform the terms and conditions of this Agreement, to grant the rights herein granted to Company, to make the representations and warranties contained herein, to otherwise perform hereunder, and to vest in Company all the rights as provided in this agreement, free and clear of any and all claims, rights and obligations not set forth herein.

(b) Consultant warrants and represents that it has all necessary rights in and to the deliverables, work product or any other information or data provided to Company under this Agreement, including without limitation, any Developed Information, (collectively “Work Product”).

(c) The Work Product, including, without limitation, all copyrights throughout the Universe pertaining thereto and all extensions and renewals of said copyrights, are and shall be the sole and exclusive property of Company throughout the universe. Company has the exclusive right forever and throughout the Universe to change, adapt, modify, use, transfer and otherwise exploit the Work Product.

(d) The Work Product and Company’s rights therein, including the copyrights therein, do not and will not violate, invade, infringe upon, interfere with, conflict with, or unfairly compete with, the rights (including without limitation all common law or statutory rights or the copyrights) of any other person or entity, and there does not now and will not exist any claim by a third party in or to the Work Product, and no third party has or will have any rights in and to the Work Product.

(e) All costs and expenses in connection with Consultant’s provision of the services under this Agreement, including any expenses incurred by Consultant in connection with the execution of this Agreement, have been paid by Consultant. Other than the amounts to be paid to Consultant under this Agreement, Company shall not be required to make any payments of any nature for, or in connection with, the acquisition, exercise or exploitation of the rights granted to Company hereunder.

11.
Indemnity. Consultant will indemnify and hold Company and any licensee of Company harmless from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, arising out of any breach or threatened breach by Consultant of, or any third party claim which is inconsistent with, any warranty, representation, or agreement made by Consultant in this Agreement.

12.
No Solicitation. Consultant agrees that during the term of this Agreement and for a period of twelve months thereafter, Consultant will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with Company, or attempt to do any of the foregoing, either for Consultant or for any third party.

13.   Termination.

(a)
This Agreement shall terminate automatically on the occurrence of any of the following events: (i) sale of Consultant's business or (ii) assignment of this Agreement by Consultant without Company's consent.

(b)	Company may terminate this Agreement for any reason on thirty (30) days' written notice to Consultant.

(c)
Should Consultant default in the performance of this Agreement or materially breach any of its terms, Company, at its option, may terminate this Agreement immediately upon giving written notice to Consultant. For the purpose of this section, material breach of this Agreement shall include but not be limited to failure to complete the Project in a timely fashion, habitual neglect, gross negligence or willful wrongdoing in the performance of the Consultant's duties, or Consultant's breach of Sections 6, 7, 8, 9, 10 or 11 of this Agreement.

(d)	Sections 4. 6-12, 13(d), and 14-18 shall survive termination of this Agreement for any reason.

14.
Assignment; Successors and Assigns. Consultant’s rights and obligations under Agreement may not be assigned or delegated by Consultant in whole or in part without the express written consent of Company. This Agreement inures to the benefit of successors and assigns of Company, and is binding upon Consultant's heirs, executors, administrators or other legal representatives.

15.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice of law provisions. The California state courts of Santa Clara County (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) shall have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement, and each party hereby consents to the jurisdiction and venue of such courts. The parties agree that service of process by US mail certified, to the last known address of a party, as provided or as changed in accordance with the provisions of this Agreement, shall be valid.

16.
Equitable Relief. Consultant acknowledges that any breach or threatened breach by Consultant of the provisions of Sections 6 through 12 of this Agreement will result in immediate and irreparable harm to Company, for which there will be no adequate remedy at law, and that Company will be entitled to equitable relief to restrain Consultant from violating the terms of these sections, and/or to compel Consultant to cease and desist all unauthorized use and disclosure of the Proprietary Information. Company shall be entitled to recover from Consultant any costs or expenses incurred in obtaining relief against breach of this Agreement by Consultant, including, but not limited to, legal fees and costs. Nothing in this section shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Consultant.

17.	Exhibits. The following exhibits are attached to this Agreement and are incorporated by reference: Exhibit A, Statement of Work Form.

18.
Miscellaneous. This Agreement supersedes and cancels any and all previous agreements of whatever nature between Company and Consultant with respect to the matters covered herein. This Agreement constitutes the full, complete and exclusive agreement between Consultant and Company with respect to the subject matters herein. No modification or waiver of this Agreement, or any portion hereof, shall be valid unless made in writing and signed by the parties hereto. All notices under this Agreement shall be deemed to have been duly given upon the mailing of the notice, postpaid, to the party entitled to such notice at the respective addresses set forth herein. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Should any provisions of this Agreement be found unenforceable, the remainder shall still be in effect. This Agreement has been negotiated by the parties and their respective attorneys, and the language of this Agreement shall not be construed for or against either party. The headings are not part of this Agreement. Either the original or copies, including facsimile transmissions, of this Agreement, may be executed in counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

Accepted and Agreed:

CONSULTANT:		COMPANY:

By:	/s/David N. Ruckert	By:	/s/John M. Davenport

Print Name:	David N. Ruckert	Print Name:	John M. Davenport

As Its:		As Its:	Chief Executive Officer

EXHIBIT A

STATEMENT OF WORK FORM

1.	Principal Contact(s): John M. Davenport and Robert A. Connors

2.	Services to be Provided; Term.

Consultant shall render such services as Company may from time to time request in writing in connection with the following project:

Marketing EFO™

Consultant shall upon Company's request, but in any event no less frequently than once each month, report to Company on the status of the project performed by Consultant hereunder. Upon notice to Consultant, Company has the right to receive copies of all or any portion thereof.

3.	Fee Schedule.

a)	Cash Compensation

$10,000 per month for 9 months

Company will pay $10,000 before the 10th of the month following the month in which services have been performed. The total amount authorized to be paid to Consultant under this Statement of Work is $90,000 for 9 months. This amount shall not be exceeded without Company’s written approval.

b)	Stock Compensation
i.	25,000 options granted effective December 9, 2005
ii.	32,000 options granted on the date of the Fiberstars 2006 Annual Meeting, subject to the approval by shareholders of additional options in the option pool.

4.	Acceptance of Work Product.

Within ten (10) working days after receipt of Consultant's completed report ("Work Product"), Company will accept or reject the Work Product. In the event Company rejects the Work Product, Company may at its option require Consultant, at Consultant's own expense, to revise the Work Product to render it acceptable to Company. Consultant will have ten (10) working days to submit the revised Work Product to Company. If Company fails to notify Consultant within the specified time, Company will be deemed to have accepted the Work Product.

CONSULTANT:		COMPANY

By:	/s/David N. Ruckert	By:	/s/John M. Davenport

Print Name:	David N. Ruckert	Print Name:	John M. Davenport

As Its:		As Its:	Chief Executive Officer